SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/05
FILE NUMBER 811-08697
SERIES NO.: 2



74U.  1.  Number of shares outstanding
          Class A          3,509
      2.  Number of shares outstanding of a second class of open-end company shares
          Class B          2,673
          Class C            872


74V.  1.  Net asset value per share (to nearest cent)
          Class A         $19.14
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B         $18.43
          Class C         $18.43